EXHIBIT 24

AUTHORIZATION LETTER

January 24, 2006


Securities and Exchange Commission
100 F Street, NE
Washington, D.C.
20549
Attn:  Filing Desk

To Whom It May Concern:

By means of
this letter, I authorize Jeanne Larkin Henry, W. Todd Myers, Annette

North and Brook Logan, and each of them individually, to sign on my behalf all forms required under Section 16(a) of the Securities Exchange
Act of 1934, as
amended, relating to transactions involving the stock or derivative securities of SGX Pharmaceuticals, Inc., a Delaware corporation (the Company). Any of these individuals is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto which
I am required to file with the same effect as if I had signed it myself.


This authorization shall remain in effect until revoked in writing by me.

Yours truly,

/s/ Jean-Franois Formela

Jean-Franois
Formela

cc:	SGX Pharmaceuticals, Inc.